Exhibit 99.1

Contact:

David Smith

(212) 515-7783

NEW SENIOR ANNOUNCES SECOND QUARTER 2018 RESULTS

Announces Plan to Internalize Management and Other Strategic Initiatives

NEW YORK — August 9, 2018 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter ended June 30, 2018. In addition, the Company announced three strategic initiatives: (i) a plan to internalize management, (ii) the expected refinancing of a $720 million loan, and (iii) a change to the Company’s dividend policy.

SECOND QUARTER 2018 FINANCIAL HIGHLIGHTS

•	Net loss of $39.1 million, or $(0.48) per basic and diluted share

•	Total net operating income (“NOI”) of $45.3 million

•	Total same store cash NOI decreased 3.0% versus the second quarter of 2017

•	Normalized Funds from Operations (“Normalized FFO”) of $12.6 million, or $0.15 per basic and diluted share

•	AFFO of $15.0 million, or $0.18 per basic and diluted share

•	Normalized Funds Available for Distribution (“Normalized FAD”) of $13.8 million, or $0.17 per basic and diluted share

STRATEGIC REVIEW UPDATE

•	On August 7, reached an agreement in principle with its external manager to internalize the Company’s management

•	Expect to refinance a $720 million loan maturing in May 2019 with long-term flexible secured debt

•	Dividend re-set to $0.13 per common share for the quarter ended June 30, 2018

SECOND QUARTER 2018 RESULTS

Dollars in thousands, except per share data
	For the Quarter Ended June 30, 2018			For the Quarter Ended June 30, 2017
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP
Net loss	$(39,081)	$(0.48)	$(0.48)	$3,121	$0.04	$0.04
Non-GAAP(A)
NOI	$45,342	N/A	N/A	$55,618	N/A	N/A
FFO	(14,560)	($0.18)	($0.18)	20,717	$0.25	$0.25
Normalized FFO	12,609	$0.15	$0.15	24,416	$0.30	$0.29
AFFO	14,990	$0.18	$0.18	22,190	$0.27	$0.27
Normalized FAD (B)	13,836	$0.17	$0.17	20,286	$0.25	$0.25

(A)	See end of press release for reconciliation of non-GAAP measures to net loss.
(B)	Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.

SECOND QUARTER 2018 GAAP RESULTS

New Senior recorded GAAP net loss of $39.1 million, or $(0.48) per basic and diluted share, for the second quarter of 2018, compared to GAAP net income of $3.1 million, or $0.04 per basic and diluted share, for the second quarter of 2017. The year over year decrease was primarily driven by a $59 million loss on extinguishment of debt in the second quarter of 2018 partially offset by a $40 million gain on lease termination in the second quarter.

SECOND QUARTER 2018 PORTFOLIO PERFORMANCE

Total NOI decreased 18.5% to $45.3 million compared to $55.6 million for 2Q 2017, primarily driven by approximately $325 million in asset sales. Total same store cash NOI decreased 3.0% vs. 2Q 2017.

For the managed portfolio, same store average occupancy decreased 140 basis points to 85.4% compared to 86.8% for 2Q 2017, and same store RevPOR increased 1.4% to $3,128 compared to $3,085 for 2Q 2017. Year-over-year, same store cash NOI decreased 3.3% to $24.1 million compared to $24.9 million for 2Q 2017.

For the triple net portfolio, same store cash NOI increased 3.0% to $1.4 million compared to 2Q 2017. Same store triple net average occupancy was 89.3% and same store EBITDARM coverage was 1.37x as of June 30, 2018. Triple net average occupancy and EBITDARM coverage are presented one quarter in arrears on a trailing twelve month basis.

STRATEGIC REVIEW UPDATE

As previously announced on February 23, 2018, the Board, together with the Company’s management team and legal and financial advisors, has been exploring a full range of strategic alternatives to maximize shareholder value. The Board formed a special committee (the “Special Committee”), composed entirely of independent and disinterested directors, to address certain aspects of the strategic review.

In connection with the strategic review, the Company retained J.P. Morgan Securities LLC as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor. In addition, the Special Committee retained Morgan Stanley & Co. LLC as its independent financial advisor and Wachtell, Lipton, Rosen & Katz as its independent legal advisor.

The strategic review has been a multi-step process. As part of the strategic review, in May 2018, the Company terminated its triple net leases with affiliates of Holiday Retirement, which reduced credit risk and increased the transparency of the Company’s operating results. Today, the Company is announcing three additional strategic initiatives, as described in more detail below. The Board believes that these initiatives, together with the prior lease termination, will position the Company for growth and facilitate additional efforts to maximize shareholder value.

1.	Plan to Internalize Management

On August 7, the Special Committee reached an agreement in principle with New Senior’s external manager, FIG LLC (the “Manager”) to internalize the Company’s management function. The agreement in principle was negotiated and unanimously approved by the Special Committee. Subject to the completion of definitive documentation, the internalization is expected to be effective by January 1, 2019. The agreement is non-binding, and there can be no assurance that the internalization will occur as expected or at all, or that the final terms of the internalization will be as described below. The Manager is an affiliate of Fortress Investment Group LLC.

Currently, New Senior is externally managed and advised by the Manager, subject to oversight by the Board of Directors. Pursuant to a management agreement (the “Management Agreement”), the Manager provides the Company with a management team, other personnel and corporate infrastructure. Accordingly, all of the individuals who provide services to the Company are currently employees of the Manager. In exchange for the Manager’s services, the Company pays the Manager certain fees, including a management fee and, subject to performance, an incentive fee. The Company also reimburses the Manager for certain costs.

The internalization is expected to result in the following changes:

•

Management Agreement. The Management Agreement is expected to be terminated, and the Company is expected to pay total consideration to the Manager of $50 million consisting of $10 million in cash and $40 million in preferred stock with an expected rate of 6% per annum. The preferred stock is expected to be redeemable by the Company at any time; in addition, the Manager is expected to be able to cause the Company to redeem 50% of the preferred stock beginning at the end of 2020, and the other 50% beginning at the end of 2021. For a transition period following the internalization, the Manager is expected to continue to provide certain services, at cost, pursuant to a transition services agreement.

•

People. The Company expects to become the employer of the individuals who perform services on its behalf. The Special Committee anticipates that the post-internalization management team will include several key employees of the Manager. Personnel decisions are expected to be finalized prior to entering into a definitive agreement with the Manager.

The internalization is expected to have the following key benefits:

•	Cost-Savings. The Company estimates that the internalization will result in a reduction in general and administrative expenses of approximately $10 million per year.

•	Simplicity and Transparency. The internalization is expected to simplify the Company’s organizational structure and increase the transparency of its financial results.

•	Expanded Institutional Ownership. New Senior’s institutional ownership base could expand as a result of increased comparability with its peers in the healthcare REIT sector.

•	Continued Manager Support. The Company expects to receive support from the Manager for certain functions during a transition period following the internalization.

The internalization is one of several types of transactions that were given thorough consideration by the Board and Special Committee during the course of the strategic review. Having considered a range of alternatives, the Board believes that internalizing the Company’s management function will provide the greatest opportunity to maximize value for shareholders.

2.	Refinancing

The Company expects to refinance a $720 million loan maturing in May 2019 with a long-term loan, increasing the weighted average maturity of the Company’s debt from approximately three years to over five years. Both the existing financing and the proposed refinancing are floating-rate secured loans.

The refinancing is expected to generate meaningful interest rate savings of more than $11 million annually. The rate on the existing loan is currently LIBOR plus 400 basis points, or approximately 6.1% based on LIBOR as of August 8, 2018. The rate on the new loan is expected to be LIBOR plus approximately 240 basis points, or 4.5%.

The Company expects to complete the refinancing during the fourth quarter of 2018. The refinancing is subject to market and other conditions, and there can be no assurance that the refinancing will be completed as expected or at all.

3.	Dividend

As previously disclosed, the Board has been actively reviewing the Company’s dividend policy. Dividend coverage has been an ongoing focus as the Company’s payout level relative to earnings has steadily increased. After careful consideration of the potential impact of the strategic initiatives announced to date, as well as the Company’s potential for organic growth, investment and other initiatives, the Board has determined to re-set the dividend to more closely align the Company’s payout ratios with its industry peers. Accordingly, the Board declared a cash dividend of $0.13 per common share for the quarter ended June 30, 2018. The dividend is payable on September 21, 2018 to shareholders of record on September 7, 2018.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted in the Investor Relations section of the Company’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on August 9, 2018 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (877) 694-6694 (from within the U.S.) or (970) 315-0985 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Senior Second Quarter 2018 Earnings Call.” A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on September 9, 2018 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside the U.S.); please reference access code “8673946.”

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of June 30, 2018, New Senior is one of the largest owners of senior housing properties, with 133 properties across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s exploration of strategic alternatives, the plans to internalize the Company’s management and refinance a $720 million loan, including, in each case, with respect to the terms, timing, potential benefits, potential costs and completion thereof, and the declaration or amount of any future dividend. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the Company’s review of strategic alternatives and announcement thereof and the Company’s ability to successfully manage the transition to self-management. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30, 2018 (Unaudited)	December 31, 2017
Assets
Real estate investments:
Land	$182,238	$182,238
Buildings, improvements and other	2,346,680	2,329,524
Accumulated depreciation	(318,982)	(275,794)

Net real estate property	2,209,936	2,235,968

Acquired lease and other intangible assets	8,638	264,438
Accumulated amortization	(2,682)	(249,198)

Net real estate intangibles	5,956	15,240

Net real estate investments	2,215,892	2,251,208
Cash and cash equivalents	170,762	137,327
Straight-line rent receivables	3,148	82,445
Receivables and other assets, net	38,513	37,047

Total Assets	$2,428,315	$2,508,027

Liabilities and Equity
Liabilities
Mortgage notes payable, net	$1,951,042	$1,907,928
Due to affiliates	13,140	9,550
Accrued expenses and other liabilities	53,391	84,664

Total Liabilities	$2,017,573	$2,002,142

Commitments and contingencies
Equity
Preferred stock $0.01 par value, 100,000,000 shares authorized and none issued or outstanding as of both June 30, 2018 and December 31, 2017	$—	$—
Common stock $0.01 par value, 2,000,000,000 shares authorized, 82,148,869 shares issued and outstanding as of both June 30, 2018 and December 31, 2017, respectively	821	821
Additional paid-in capital	898,135	898,132
Accumulated deficit	(488,214)	(393,068)

Total Equity	$410,742	$505,885

Total Liabilities and Equity	$2,428,315	$2,508,027

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Resident fees and services	$96,484	$86,039	$171,827	$172,765
Rental revenue	12,368	28,247	36,243	56,494

Total revenues	108,852	114,286	208,070	229,259
Expenses
Property operating expense	63,510	58,668	115,609	118,252
Depreciation and amortization	24,521	35,943	51,246	73,461
Interest expense	25,755	23,505	47,678	46,571
Acquisition, transaction and integration expense	8,683	446	11,571	794
Management fees and incentive compensation to affiliate	3,687	6,754	7,439	10,578
General and administrative expense	3,140	3,726	6,892	7,737
Loss on extinguishment of debt	58,544	297	58,544	672
Other expense	32	26	1,412	161

Total expenses	$187,872	$129,365	$300,391	$258,226
Gain on sale of real estate	—	18,347	—	22,546
Gain on lease termination	40,090	—	40,090	—

(Loss) Income before income taxes	(38,930)	3,268	(52,231)	(6,421)
Income tax expense	151	147	199	353

Net (loss) income	$(39,081)	$3,121	$(52,430)	$(6,774)

Net (loss) income per share of common stock(A)
Basic	$(0.48)	$0.04	$(0.64)	$(0.08)

Diluted	$(0.48)	$0.04	$(0.64)	$(0.08)

Weighted average number of shares of common stock outstanding
Basic	82,148,869	82,142,562	82,148,869	82,141,661

Diluted(B)	82,148,869	82,778,761	82,148,869	82,141,661

Dividends declared per share of common stock	$0.26	$0.26	$0.52	$0.52

(A)

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

(B)	For the reporting periods with a net loss, all outstanding options were excluded from the diluted share calculation as their effect would have been anti-dilutive.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities
Net loss	$(52,430)	$(6,774)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of tangible assets and amortization of intangible assets	51,281	73,535
Amortization of deferred financing costs	5,294	4,774
Amortization of deferred revenue, net	1,196	204
Amortization of premium on mortgage notes payable	—	(296)
Non-cash straight-line rent	(5,019)	(9,133)
Gain on sale of real estate	—	(22,546)
Non-cash adjustment on lease termination(A)	29,910	—
Loss on extinguishment of debt	58,544	672
Provision for uncollectible receivables	900	1,242
Other non-cash expense	1,257	206
Changes in:
Receivables and other assets, net	(5,103)	238
Due to affiliates	3,590	514
Accrued expenses and other liabilities	12,464	5,374

Net cash provided by operating activities	$101,884	$48,010

Cash Flows From Investing Activities
Proceeds from the sale of real estate, net	$—	$47,354
Capital expenditures, net of insurance proceeds	(8,185)	(10,309)

Net cash provided by (used in) investing activities	$(8,185)	$37,045

Cash Flows From Financing Activities
Principal payments of mortgage notes payable	$(12,782)	$(11,657)
Proceeds from mortgage notes payable	720,000	—
Repayments of mortgage notes payable and capital lease obligations	(663,796)	(27,968)
Payment of exit fee on extinguishment of debt	(51,886)	(311)
Payment of deferred financing costs	(12,320)	—
Purchase of interest rate caps	(341)	—
Payment of common stock dividend	(42,716)	(42,714)

Net cash used in financing activities	$(63,841)	$(82,650)

Net increase (decrease) in cash, cash equivalents and restricted cash	29,858	2,405
Cash, cash equivalents and restricted cash, beginning of period	157,485	97,517

Cash, cash equivalents and restricted cash, end of period	$187,343	$99,922

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$42,234	$42,134
Cash paid during the period for income taxes	326	271
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of common stock	$—	$214
Capital lease obligations	$121	$—
Furniture, fixtures, equipment and other improvements(B)	$9,975	$—

(A)

Primarily includes the non-cash write-offs of straight-line rent receivables and net above-market rent lease intangible assets, offset by the fair value of furniture, fixtures, equipment and other improvements received by us as a result of the lease termination with affiliates of Holiday Retirement.

(B)	Fair value of furniture, fixtures, equipment and other improvements received by us as a result of the lease termination with affiliates of Holiday Retirement.

Reconciliation of NOI to Net Loss

(dollars in thousands)

For the Quarter Ended June 30, 2018
Total revenues	$108,852
Property operating expense	(63,510)

NOI	45,342
Depreciation and amortization	(24,521)
Interest expense	(25,755)
Acquisition, transaction and integration expense	(8,683)
Management fees and incentive compensation to affiliate	(3,687)
General and administrative expense	(3,140)
Loss on extinguishment of debt	(58,544)
Other expense	(32)
Gain on lease termination	40,090
Income tax expense	(151)

Net Loss	$(39,081)

Reconciliation of Net Loss to FFO, Normalized FFO, AFFO and Normalized FAD

(dollars and shares in thousands, except per share data)

For the Quarter Ended June 30, 2018
Net loss	$(39,081)
Adjustments:
Depreciation and amortization	24,521

FFO	$(14,560)
FFO per diluted share	$(0.18)

Acquisition, transaction and integration expense	8,683
Loss on extinguishment of debt	58,544
Gain on lease termination	(40,090)
Other expense	32

Normalized FFO	$12,609
Normalized FFO per diluted share	$0.15

Straight-line rent	(1,693)
Amortization of deferred financing costs	3,162
Amortization of deferred community fees and other(1)	912

AFFO	$14,990
AFFO per diluted share	$0.18

Routine capital expenditures	(1,154)

Normalized FAD	$13,836
Normalized FAD per diluted share	$0.17

Weighted average diluted shares outstanding(2)	82,769

(1)

Consists of (i) amortization of above / below market lease intangibles, (ii) amortization of premium on mortgage notes payable and (iii) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

(2)	Includes dilutive effect of options.

Reconciliation of Year-over-Year Cash NOI (unaudited)

(dollars in thousands)

	2Q 2017					2Q 2018
	Same Store NNN Properties	Non-Same Store NNN Properties	Same Store Managed Properties	Non-Same Store Managed Properties	Total	Same Store NNN Properties	Non-Same Store NNN Properties	Same Store Managed Properties	Non-Same Store Managed Properties	Total
Cash NOI	$1,358	$22,378	$24,898	$2,602	$51,236	$1,398	$9,291	$24,083	$9,789	$44,561
Straight-line rent	225	4,327	—	—	4,552	186	1,507	—	—	1,693
Amortization of deferred community fees and other(1)	(2)	(39)	(253)	124	(170)	(2)	(12)	(107)	(791)	(912)

Segment / Total NOI	$1,581	$26,666	$24,645	$2,726	$55,618	$1,582	$10,786	$23,976	$8,998	$45,342

Depreciation and amortization					(35,943)					(24,521)
Interest expense					(23,505)					(25,755)
Acquisition, transaction & integration expense					(446)					(8,683)
Management fees and incentive compensation to affiliate					(6,754)					(3,687)
General and administrative expense					(3,726)					(3,140)
Loss on extinguishment of debt					(297)					(58,544)
Other expense					(26)					(32)
Gain on sale of real estate					18,347					—
Gain on lease termination					—					40,090
Income tax expense					(147)					(151)

Net income (loss)					$3,121					($39,081)

(1)

Consists of (i) amortization of above / below market lease intangibles and (ii) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this report. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI and Cash NOI

The Company evaluates the performance of each of its two business segments based on NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The sum of the NOI for each segment is total NOI, which the Company uses to evaluate the aggregate performance of its segments. The Company defines Cash NOI as NOI excluding the effects of straight-line rent, amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and Cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, classified as held for sale during the comparable periods are excluded from the same store amounts. Accordingly, same store results exclude the performance of the Holiday portfolio that was transitioned from the Triple Net Lease segment to the Managed Properties segment as a result of the lease termination in May 2018.

FFO and Other Non-GAAP Measures

We use Funds From Operations (“FFO”) and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income (loss) excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) gain on lease termination; and (f) other items that we believe are not indicative of operating performance, generally reported as “Other (income) expense” in the Consolidated Statements of Operations.

Management also uses AFFO and Normalized FAD as supplemental measures of the Company’s operating performance.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium on mortgage notes payable and (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.